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                                                                      EXHIBIT 99


For Immediate Release                          Investor Contact:  Jeff Edwards
                                                                  (714) 246-4636
                                               Media Contact:     Ira Haskell
                                                                  (714) 246-4515


                       ALLERGAN RAISES QUARTERLY DIVIDEND
                BOARD OF DIRECTORS DECLARES DIVIDEND DISTRIBUTION
                       OF PREFERRED SHARE PURCHASE RIGHTS

(IRVINE, California, January 26, 2000) - Allergan, Inc. (NYSE:AGN) announced today that its Board of Directors increased the fourth quarter dividend to $0.08 per share, payable March 10, 2000, to stockholders of record on February 18, 2000. Allergan has raised its annual dividend payout for nine consecutive years.

Additionally, the Board of Directors has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Allergan common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $300.00. The Allergan Board will be entitled to redeem the Rights at $.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock.

The Rights are intended to enable all Allergan stockholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan will expire in 2010.

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The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to assure that all Allergan stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Allergan without paying all stockholders a control premium.

If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Allergan having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. An Acquiring Person is defined as a person who acquires 15% or more of the outstanding common stock of Allergan. If Allergan is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

The dividend distribution to establish the new Rights Plan will be payable to stockholders of record on February 18, 2000. The Rights will expire in ten years. The Rights distribution is not taxable to stockholders.

Allergan, Inc., headquartered in Irvine, California, is a technology-driven, global health care company providing eye care and specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care pharmaceutical, ophthalmic surgical device, over-the-counter contact lens care, movement disorder, and dermatological markets that deliver value to our customers, satisfy unmet medical needs and improve patients' lives.


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